Exhibit 10.9

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amending Agreement”) dated and effective as of the 1st day of March, 2009 (the “Effective Date”).

BETWEEN:

AECO Gas Storage Partnership, by its managing partner, Niska Gas Storage Canada ULC

(hereinafter called ‘‘Niska’’)

- and-

David Pope, an individual resident in the City of Calgary,

in the Province of Alberta, (hereinafter called “Executive”).

WHEREAS:

A.            Executive and Niska entered into an Executive Employment Agreement dated August 30, 2006 (the “Employment Agreement”)

B.            Executive and Niska have agreed to amend the terms of the Employment Agreement as are hereinafter set forth in this Amending Agreement. All other terms and conditions of the Employment Agreement shall remain unchanged. This Amending Agreement may be executed in multiple counterparts, each constituting an original document. The Employment Agreement and this Amending Agreement shall constitute one legal instrument.

C.            Executive and Niska have agreed that their relationship will be governed by the terms and conditions of this Amending Agreement as of the Effective Date.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Niska agree as follows:

1.              All references to the “Corporation” or “Niska Gas Storage” in the Employment Agreement shall be amended and replaced with “AECO Gas Storage Partnership, by its managing partner, Niska Gas Storage Canada ULC”;

2.              The entirety of Section 1.5 (b) of the Employment Agreement is hereby deleted and replaced with the following:

1.5(b) In addition to the annual salary payable to the Executive, the Executive shall be paid a cash bonus which shall be determined and paid in the complete and sole discretion of the Compensation Committee of Niska GS Holdings I, L.P. and Niska GS Holdings II, L.P. If a Compensation Committee is no longer constituted or has otherwise been dissolved, such cash bonus shall be determined and paid in the complete and sole discretion of the Board of Supervisors of Niska GS Holdings I, L.P. and Niska GS Holdings II, L.P. (the “Board”).  In such circumstances where a Compensation Committee is no longer constituted or has otherwise been dissolved and the determination of the bonus is put to the Board, David Pope will recuse himself from the Board in the deliberation and ultimate decision regarding such bonus determination.

3.              The entirety of Section 1.21(b) of the Employment Agreement is hereby deleted and replaced with the following:

2.21(b) if to the Company:

AECO Gas Storage Partnership, by its managing partner

Niska Gas Storage Canada ULC

400,607 - 8th Avenue S.W.

Calgary AB TIP OA7

Attention: General Counsel

With a copy of any notice of default to:

Riverstone Holdings, LLC

712 Fifth Avenue

New York, NY 10019

United States

Attention: Andrew Ward

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the Effective Date.

/s/ David Pope	/s/ Jennifer Johnson
David Pope	Witness
Print Name: Jennifer Johnson

AECO Gas Storage Partnership,
by its managing partner,
Niska Gas Storage Canada ULC

/s/ Paul Amirault
Senior Vice President
Paul Amirault